EXHIBIT 99.1

Greatbatch, Inc. Reports 2014 Fourth Quarter and Full Year Results

FRISCO, Texas, Feb. 24, 2015 (GLOBE NEWSWIRE) -- Greatbatch, Inc. (NYSE:GB), today announced results for its fourth quarter and full-year ended January 2, 2015 highlighted by 10% year over year improvement in adjusted operating income and 15% improvement in adjusted diluted EPS over 2013.

	Year Ended
(Dollars in thousands, except per share data)	January 2, 2015	January 3, 2014	% Change
Sales	$ 687,787	$ 663,945	4%
Organic Constant Currency Sales Growth	3%	5%

GAAP Operating Income	$ 75,654	$ 61,339	23%
GAAP Operating Income as % of Sales	11.0%	9.2%

Adjusted Operating Income*	$ 91,211	$ 82,922	10%
Adjusted Operating Income as % of Sales	13.3%	12.5%

GAAP Diluted EPS	$ 2.14	$ 1.43	50%
Adjusted Diluted EPS*	$ 2.42	$ 2.10	15%

Adjusted EBITDA*	$ 128,408	$ 118,888	8%
Adjusted EBITDA as a % Sales	18.7%	17.9%
	Three Months Ended
(Dollars in thousands, except per share data)	January 2, 2015	January 3, 2014	% Change	October 3, 2014	% Change
Sales	$ 169,726	$ 176,619	(4)%	$ 171,699	(1)%
Organic Constant Currency Sales Growth	(5)%	13%		1%

GAAP Operating Income	$ 17,408	$ 12,863	35%	$ 16,183	8%
GAAP Operating Income as % of Sales	10.3%	7.3%		9.4%

Adjusted Operating Income*	$ 22,655	$ 19,407	17%	$ 22,446	1%
Adjusted Operating Income as % of Sales	13.3%	11.0%		13.1%

GAAP Diluted EPS	$ 0.54	$ 0.38	42%	$ 0.54	—%
Adjusted Diluted EPS*	$ 0.65	$ 0.55	18%	$ 0.64	2%

Adjusted EBITDA*	$ 31,996	$ 28,715	11%	$ 31,741	1%
Adjusted EBITDA as a % Sales	18.9%	16.3%		18.5%

* Refer to Tables A, B and C at the end of this release for a reconciliation of GAAP to adjusted amounts.

CEO Comments

"2014 saw Greatbatch execute on a number of our strategic imperatives to further position us for continued profitable growth," said Thomas J. Hook, president and chief executive officer. "Profitable growth allowed us to bolster our pipeline, improve our margin and execute our strategic acquisition of CCC Medical Devices in August of last year. We also achieved a significant regulatory milestone with our Spinal Cord Stimulation system to treat chronic intractable pain in the trunk and/or limbs, Algovita, which received CE Mark from the European Notified Body TÜV SÜD."

"We expect 2015 to be a transformative year. FDA PMA approval of Algovita is expected in the first half of the year. In addition, we are leveraging our broad intellectual property portfolio to be a leading manufacturer for the neuromodulation market with complete systems and component projects," Hook continued. "Furthermore, we expect to enhance our competitive position as we bring on line a new facility for our Portable Medical category and transfer other production lines to an existing facility in Mexico. We are focused on delivering our 2015 commitments as we recognize that most of the benefits of these initiatives will impact 2016 and beyond."

CFO Comments

"We are pleased with our strong operating performance and our achievement of over 15% adjusted diluted EPS growth for a second year in a row," said Michael Dinkins, executive vice president and chief financial officer. "Despite unfavorable performance in our portable medical and cardiac and neuromodulation product lines, we returned modest top line growth led by double digit improvements in orthopaedics and vascular. Our gross margin continued to improve with a 60 basis points increase year over year and our adjusted EBITDA margins improved 80 basis points."

"Our strategic imperatives remain unchanged to deliver five percent top line revenue growth and return at least two times that to our shareholders through a healthy and diverse core business. As a result we are providing 2015 sales guidance, excluding our plans for Algovita, of $715-$730 million and adjusted diluted EPS guidance of $2.61-$2.71," concluded Dinkins.

Fourth Quarter and Full Year Results

The Company utilizes a fifty-two, fifty-three week fiscal year, which ends on the Friday nearest December 31st. As a result, the fourth quarter and full year results for 2013 include an additional week of operations in comparison to the same periods of 2014. Although this additional week of operations may have impacted certain financial statement line items, management believes that when combined with the additional holiday and weather related shutdowns in 2013, this additional week did not materially impact our 2013 net operating results.

Fourth quarter 2014 sales of $169.7 million decreased 4% from the prior year period and 5% on an organic constant currency basis. Sales for the fourth quarter of 2014 include $4.2 million from the acquisition of CCC Medical Devices in August 2014 and were negatively impacted by approximately $1.5 million due to the strengthening U.S. dollar versus the euro. The organic constant currency sales decrease in comparison to the prior year period was primarily driven by continued weakness in our portable medical product line and lower cardiac/neuromodulation revenue due to customer inventory reduction initiatives, the end of life impact for two legacy products and tough year over year comparables. Partially offsetting these decreases was double digit organic constant currency growth in our orthopaedic and vascular product lines, as we continue to realize the benefits of our sales force productivity, marketing efforts, and market growth. For the year, sales increased 4% (3% organic constant currency) to a record $687.8 million, and similar to our fourth quarter results, was primarily driven by above market growth from our orthopaedic (13%) and vascular (22%) product lines. CCC Medical Devices and favorable foreign currency exchange rate fluctuations added $5.8 million and $1 million, respectively, to 2014 sales.

Gross profit for the fourth quarter of 2014 of $57.2 million remained consistent with the prior year period as the decrease in sales for the period was offset by improved operating leverage. Gross profit as a percentage of sales increased 120 basis points to 33.7% for the fourth quarter of 2014. This increase was primarily a result of higher production efficiencies, which more than offset the impact of contractual price concessions granted to our customers in exchange for long-term agreements and a higher mix of lower margin sales. For the year, gross profit increased 6% to $231.4 million and gross profit as a percentage of sales increased 60 basis points to 33.6% over 2013. These increases were driven by increased operational leverage due to higher sales volumes and our various productivity initiatives.

Selling, general and administrative ("SG&A") expenses increased $0.6 million, or 3%, to $24.8 million for the fourth quarter of 2014 compared to the same period of 2013. This increase is primarily attributable to our acquisition of CCC Medical Devices, which added $0.6 million to SG&A costs. For the year, SG&A expenses increased $2.5 million, or 3%, to $90.6 million, primarily due to the impact of CCC Medical Devices ($0.9 million), the investments we have made in sales and marketing, as well as higher legal fees, which includes intellectual property related costs. The impact of these increases was partially offset by our various consolidation initiatives, including our operating unit realignment which began in the second quarter of 2013, as well as a lower level of performance-based compensation.

Net research, development and engineering ("RD&E") costs for the 2014 fourth quarter decreased $5.2 million, or 35% in comparison to the prior year period. This decrease was primarily a result of lower costs incurred in connection with the development of our Algovita Spinal Cord Stimulation ("SCS") system, including design verification testing ("DVT") costs, as a result of the filing of our PMA submission to the FDA in December 2013. Additionally, this decrease was due to a $1.9 million increase in customer cost reimbursements compared to the prior year, due to the timing of achievement of milestones on various projects. For the year, RD&E expenses decreased $4.2 million, or 8%, primarily due to lower DVT costs. QiG's medical device technology investment is primarily focused on successfully commercializing Algovita, which continues to progress as planned, with PMA approval on track for the first half of 2015.

The net result of the above variances is that GAAP and adjusted operating income for the fourth quarter of 2014 increased $4.5 million, or 35%, and $3.2 million, or 17%, respectively, in comparison to the prior year. Adjusted operating income excludes net other operating expenses, inventory step-up amortization and DVT costs (2013 only). For the year, GAAP and adjusted operating income increased $14.3 million, or 23%, and $8.3 million, or 10%, respectively, in comparison to the prior year. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the "Use of Non-GAAP Financial Information" section below. As a result of our increased operational leverage, as well as our various consolidation and productivity initiatives implemented over the past year, our adjusted operating income as a percentage of sales for 2014 increased 80 basis points over the prior year to 13.3%.

The 2014 full-year GAAP effective tax rate was 27.6% compared to 25.7% for the same period of 2013. This increase was primarily attributable to the reinstatement of the R&D tax credit in 2013 retroactive back to 2012. As a result, the 2013 GAAP effective tax rate includes the benefit of both the 2012 and 2013 R&D tax credit. Excluding the 2012 R&D tax credit, the effective tax rate for 2013 would have been 29.0% as 2014 had a higher level of income in lower tax rate jurisdictions.

GAAP diluted EPS for the fourth quarter and full-year 2014 were $0.54 and $2.14, respectively, compared to $0.38 and $1.43 for the respective 2013 periods, which represents increases of 42% and 50%, respectively. GAAP net income for the quarter and year includes higher income from our cost and equity method investments of $0.5 million and $5.1 million, respectively, as well as higher foreign currency exchange rate gains of $1.0 million and $1.4 million, respectively, as a result of the strengthening dollar versus the euro. Adjusted diluted EPS for the fourth quarter and full-year 2014 were $0.65 and $2.42, respectively, compared to $0.55 and $2.10 for the corresponding 2013 periods. These represent increases of 18% and 15%, respectively, and exceeded our long-term adjusted diluted EPS growth target of 10%. Refer to Table B at the end of this release for a reconciliation of GAAP net income to adjusted net income and the "Use of Non-GAAP Financial Information" section below.

Cash flow from operating activities for the fourth quarter and full-year 2014 were $26.6 million and $81.3 million, respectively, compared to $40.7 million and $56.8 million, respectively, for the comparable 2013 periods. The quarter over quarter decrease was a result of higher working capital balances, primarily due to the timing of collection on accounts receivable partially offset by a higher level of cash operating income. During the fourth quarter and full-year 2013, the Company made estimated tax payments related to the retirement of its convertible subordinated notes in 2013 of $8.2 million and $28.8 million, respectively. Excluding these payments, cash flow from operating activities for 2014 were slightly below 2013 as the increased level of cash operating income were more than offset by the increase in working capital levels. Our 2014 fourth quarter and full year capital expenditures were $8.8 million and $24.8 million, respectively, compared to prior year capital expenditures of $3.6 million and $18.6 million, respectively.

Product Line Sales

The following table summarizes the Company's sales by major product lines (dollars in thousands):

Product Line	2014 4th Qtr.	2013 4th Qtr.	% Chg.	2014 3rd Qtr.	% Chg.	2014 Year	2013 Year	% Chg.
Greatbatch Medical
Cardiac/Neuromodulation	$ 69,016	$ 85,408	(19)%	$ 85,618	(19)%	$ 321,419	$ 325,412	(1)%
Orthopaedic	40,511	38,204	6%	32,489	25%	147,296	130,247	13%
Portable Medical	15,904	18,367	(13)%	17,199	(8)%	69,043	78,743	(12)%
Vascular	15,560	13,205	18%	14,903	4%	58,770	48,357	22%
Energy, Military, Environmental	23,258	20,549	13%	19,016	22%	81,757	78,143	5%
Total Greatbatch Medical	164,249	175,733	(7)%	169,225	(3)%	678,285	660,902	3%
QiG	5,477	886	518%	2,474	121%	9,502	3,043	212%
Total Sales	$ 169,726	$ 176,619	(4)%	$ 171,699	(1)%	$ 687,787	$ 663,945	4%

Organic Constant Currency Sales Growth	(5)%	13%		1%		3%	5%
Orthopaedic Organic Constant Currency Sales Growth	10%	33%		8%		12%	20%
QiG Organic Constant Currency Sales Growth	39%	12%		35%		21%	24%

Product Line Sales Highlights

Cardiac/neuromodulation sales for the fourth quarter and full-year 2014 decreased 19% and 1%, respectively, over the prior year periods. Beginning in the second quarter of 2014, our cardiac/neuromodulation revenue began to be negatively impacted by the end of life for two legacy products. Additionally, fourth quarter 2014 cardiac/neuromodulation sales were impacted by inventory adjustments by one of our larger OEM customers. Going forward, growth in our cardiac/neuromodulation product line will continue to be negatively impacted by these two legacy products, which we expect will be mitigated by continued acceleration of recently launched products, as well as current and projected product development opportunities with our cardiac/neuromodulation customers.

Orthopaedic sales for the fourth quarter and full-year 2014 increased 6% and 13%, respectively, in comparison to the fourth quarter and full-year of 2013. Foreign currency exchange rate fluctuations negatively impacted current quarter orthopaedic sales by approximately $1.5 million in comparison to the prior year, but increased full-year 2014 orthopaedic revenue by approximately $1 million. Excluding the impact of foreign currency fluctuations, orthopaedic product line sales increased 10% and 12% in comparison to the prior year fourth quarter and full-year, respectively. Going forward, foreign currency exchange rate fluctuations are expected to be a headwind for the first half of 2015 due to the strengthening dollar versus the euro. The current quarter and full year organic constant currency growth were primarily in orthopaedic implants and instruments and were driven by our increased sales and marketing efforts and market growth.

Fourth quarter and full-year 2014 portable medical sales decreased 13% and 12%, respectively, compared to their respective 2013 periods. During the second half of 2013 we began refocusing our product line offerings in the portable medical space to products that have higher profitability. Correspondingly, we have discontinued or reduced volumes in certain of our lower margin products, which is expected to continue to negatively impact our sales through the first half of 2015. As part of our investment in capacity and capabilities and to better align our resources, during the second quarter of 2014, we announced plans to transfer our portable medical operations into a new facility located in Tijuana, Mexico. We remain optimistic about this product line and continue to see our pipeline of customer opportunities grow as we invest in new technologies to meet our customers' needs and to expand our overall market opportunity.

Vascular sales for the 2014 fourth quarter and full-year increased 18% and 22%, respectively, in comparison to the prior year and reflects the continued adoption of our products and the relaunch of a vascular medical device near the end of 2013, which, as previously communicated, was voluntarily recalled in the fourth quarter of 2012.

QiG revenue for the fourth quarter and full-year 2014 includes sales from CCC Medical Devices which we acquired on August 12, 2014 and contributed $4.2 million and $5.8 million to sales, respectively. CCC Medical Devices is an active implantable medical device systems developer and manufacturer that designs and produces a range of devices for some of the world's top medical device companies, including implantable pulse generators, programmer systems, battery chargers, patient wands and leads. Excluding the revenue acquired from CCC Medical Devices, QiG revenue increased 39% and 21%, respectively, in comparison to the prior year, due to increased adoption of our thin film electrode technology and new product launches.

Financial Guidance

Greatbatch estimates the following for 2015:

Sales	$715 - $730 million

GAAP Operating Income as a % of Sales	10.7% - 11.0%
Adjusted Operating Income as a % of Sales	13.7% - 14.0%

Capital Expenditures	$35 - $45 million

GAAP Effective Tax Rate	~25%
Adjusted Effective Tax Rate	~26%

GAAP Diluted EPS	$2.02 - $2.12
Adjusted Diluted EPS	$2.61 - $2.71

Adjusted operating income for 2015 is expected to consist of GAAP operating income excluding items such as acquisition, consolidation, integration, and asset disposition/write-down charges totaling approximately $22 million. The after tax impact of these items is estimated to be $14 million or approximately $0.54 per diluted share. Adjusted amounts also include the benefit of the Federal R&D tax credit of approximately $0.06 per diluted share which has not yet been enacted for 2015.

We continue to evaluate commercialization options and therefore our guidance does not reflect the commercialization of Algovita. Our guidance also does not include the impact of additional acquisitions.

Conference Call

The Company will host a conference call on Tuesday, February 24, 2015 at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com or by dialing 866-510-0712 and the participant passcode is 45330889. An audio replay will also be available beginning from 9:00 p.m. E.T. on February 24, 2015 until March 3, 2015. To access the replay, dial 888-286-8010 and enter the pass code 26092052.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. The company develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets; and batteries for high-end niche applications in the portable medical, energy, military, and environmental markets. Additional information is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles ("GAAP"), we provide adjusted operating income and margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and organic constant currency sales growth rates. These adjusted amounts, other than adjusted EBITDA and organic constant currency sales growth rates, consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force, (v) litigation charges and gains, (vi) the impact of certain non-cash charges to interest expense, (vii) unusual or infrequently occurring items, (viii) for 2013, certain R&D expenditures (such as medical device DVT expenses in connection with developing our neuromodulation platform), (ix) gain/loss on the sale of investments, (x) the income tax (benefit) related to these adjustments and (xi) certain tax items related to the Federal R&D Tax Credit which are outside the normal benefit received. Adjusted earnings per diluted share were calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of adjusted operating income plus GAAP depreciation and amortization less adjustments included in GAAP depreciation and amortization already excluded from adjusted operating income. To calculate organic constant currency sales growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods' foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. We believe that the presentation of adjusted operating income and margin, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA and organic constant currency sales growth rates provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption "Financial Guidance," are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or variations or the negative of these terms or other comparable terminology. These forward-looking statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; changes in and challenges related to compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration and foreign government agencies regulating medical device approvals; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company's Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

	Three Months Ended
	Greatbatch Medical		QiG		Unallocated		Total
(dollars in thousands)	Jan. 2, 2015	Jan. 3, 2014	Jan. 2, 2015	Jan. 3, 2014	Jan. 2, 2015	Jan. 3, 2014	Jan. 2, 2015	Jan. 3, 2014
Sales	$ 164,249	$ 175,733	$ 5,477	$ 886	$ —	$ —	$ 169,726	$ 176,619

Operating income (loss) as reported	$ 27,624	$ 27,210	$ (4,374)	$ (8,806)	$ (5,842)	$ (5,541)	$ 17,408	$ 12,863
Adjustments:
Inventory step-up	—	—	173	—	—	—	$ 173	$ —
Medical device DVT expenses (RD&E) (a)	—	—	—	1,314	—	—	$ —	$ 1,314
Consolidation and optimization costs	4,015	4,151	203	6	—	266	$ 4,218	$ 4,423
Acquisition and integration expenses (income)	117	98	18	(260)	116	—	$ 251	$ (162)
Asset dispositions, severance and other	2,224	1,048	28	114	(1,647)	(193)	$ 605	$ 969
Adjusted operating income (loss)	$ 33,980	$ 32,507	$ (3,952)	$ (7,632)	$ (7,373)	$ (5,468)	$ 22,655	$ 19,407
Adjusted operating margin	20.7%	18.5%	N/A	N/A	N/A	N/A	13.3%	11.0%

	Year Ended
	Greatbatch Medical		QiG		Unallocated		Total
(dollars in thousands)	Jan. 2, 2015	Jan. 3, 2014	Jan. 2, 2015	Jan. 3, 2014	Jan. 2, 2015	Jan. 3, 2014	Jan. 2, 2015	Jan. 3, 2014
Sales	$ 678,285	$ 660,902	$ 9,502	$ 3,043	$ —	$ —	$ 687,787	$ 663,945

Operating income (loss) as reported	$ 126,312	$ 111,805	$ (23,256)	$ (30,484)	$ (27,402)	$ (19,982)	$ 75,654	$ 61,339
Adjustments:
Inventory step-up amortization (COS)	—	—	260	—	—	—	260	—
Medical device DVT expenses (RD&E) (a)	—	—	—	5,793	—	—	—	5,793
Consolidation and optimization costs	10,051	13,388	882	86	255	1,284	11,188	14,758
Acquisition and integration expenses (income)	196	187	(713)	(690)	520	1	3	(502)
Asset dispositions, severance and other	2,493	1,187	634	540	979	(193)	4,106	1,534
Adjusted operating income (loss)	$ 139,052	$ 126,567	$ (22,193)	$ (24,755)	$ (25,648)	$ (18,890)	$ 91,211	$ 82,922
Adjusted operating margin	20.5%	19.2%	N/A	N/A	N/A	N/A	13.3%	12.5%

(a) As a result of the Company's PMA submission to the FDA for Algovita in December 2013, the Company no longer is excluding DVT costs associated with this system from adjusted operating income and adjusted diluted EPS. DVT costs incurred in connection with the development of Algovita during the three and twelve month periods ended January 2, 2015 were $146 thousand and $1.6 million, respectively.

Table B: Net Income and Diluted EPS Reconciliation

	Three Months Ended				Year Ended
	January 2, 2015		January 3, 2014		January 2, 2015		January 3, 2014
(in thousands except per share amounts)	Net Income	Impact Per Diluted Share	Net Income	Impact Per Diluted Share	Net Income	Impact Per Diluted Share	Net Income	Impact Per Diluted Share
Net income as reported	$ 14,176	$ 0.54	$ 9,781	$ 0.38	$ 55,458	$ 2.14	$ 36,267	$ 1.43
Adjustments:
Inventory step-up amortization (COS)(a)	131	0.01	—	—	195	0.01	—	—
Medical device DVT expenses (RD&E)(a)	—	—	854	0.03	—	—	3,765	0.15
Consolidation and optimization costs(a)	2,804	0.11	2,853	0.11	6,567	0.25	10,602	0.42
Acquisition and integration expenses (income)(a)	222	0.01	(105)	—	61	—	(326)	(0.01)
Asset dispositions, severance and other(a)	1,187	0.05	608	0.02	3,463	0.13	997	0.04
(Gain) loss on cost and equity method investments, net(a)(b)	(290)	(0.01)	43	—	(2,841)	(0.11)	451	0.02
CSN conversion option discount and deferred fee accelerated amortization(a)(c)	—	—	—	—	—	—	3,007	0.12
R&D Tax Credit(d)	(1,200)	(0.05)	—	—	—	—	(1,600)	(0.06)
Adjusted net income and diluted EPS(e)	$ 17,030	$ 0.65	$ 14,034	$ 0.55	$ 62,903	$ 2.42	$ 53,163	$ 2.10
Adjusted diluted weighted average shares	26,071		25,510		25,975		25,323

(a) Net of tax amounts computed using a 35% U.S., Mexico and France statutory tax rate for the 2014 and 2013 periods and a 0% Switzerland tax rate for the 2014 and 2013 periods. For 2014, net of tax amounts computed using a 25% Uruguay statutory tax rate.
(b) Pre-tax amounts are a net gain of $445 thousand and $4.4 million for the 2014 quarter and full-year, respectively, and a net loss of $66 thousand and $694 thousand for the 2013 quarter and full-year periods, respectively.
(c) Pre-tax amount is $4.6 million for the 2013 full-year period.
(d) The Federal R&D tax credit was enacted for 2014 during the fourth quarter of 2014 retroactive to the beginning of the year. The 2013 amount relates to the 2012 portion of the R&D tax credit which was reinstated in the first quarter of 2013 retroactive to the beginning of 2012. As required, the impact of the R&D tax credit relating to 2014 and 2012 was recognized in the period the legislation was enacted.
(e) The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.

Table C: Adjusted EBITDA Reconciliation

	Three Months Ended		Year ended
(dollars in thousands)	January 2, 2015	January 3, 2014	January 2, 2015	January 3, 2014
Sales	$ 169,726	$ 176,619	$ 687,787	$ 663,945

Adjusted operating income*	$ 22,655	$ 19,407	$ 91,211	$ 82,922

Add: Depreciation and amortization	9,514	9,308	37,457	35,966
Less adjustments included in depreciation and amortization:
Inventory step-up amortization	173	—	260	—
Adjusted EBITDA	$ 31,996	$ 28,715	$ 128,408	$ 118,888
Adjusted EBITDA as a % of sales	18.9%	16.3%	18.7%	17.9%

* Refer to table A for a reconciliation of GAAP to adjusted amounts.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Year Ended
	January 2, 2015	January 3, 2014	January 2, 2015	January 3, 2014
Sales	$ 169,726	$ 176,619	$ 687,787	$ 663,945
Cost of sales	112,512	119,234	456,389	444,632
Gross profit	57,214	57,385	231,398	219,313
Operating expenses:
Selling, general and administrative expenses	24,849	24,198	90,602	88,107
Research, development and engineering costs, net	9,883	15,094	49,845	54,077
Other operating expenses, net	5,074	5,230	15,297	15,790
Total operating expenses	39,806	44,522	155,744	157,974
Operating income	17,408	12,863	75,654	61,339
Interest expense	1,044	1,313	4,252	11,261
(Gain) loss on cost and equity method investments, net	(445)	66	(4,370)	694
Other (income) expense, net	(677)	267	(807)	546
Income before provision for income taxes	17,486	11,217	76,579	48,838
Provision for income taxes	3,310	1,436	21,121	12,571
Net income	$ 14,176	$ 9,781	$ 55,458	$ 36,267

Earnings per share:
Basic	$ 0.57	$ 0.40	$ 2.23	$ 1.51
Diluted	$ 0.54	$ 0.38	$ 2.14	$ 1.43

Weighted average shares outstanding:
Basic	24,948	24,235	24,825	23,991
Diluted	26,071	25,510	25,975	25,323

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	January 2, 2015	January 3, 2014
Current assets:
Cash and cash equivalents	$ 76,824	$ 35,465
Accounts receivable, net	124,953	113,679
Inventories	129,242	118,358
Refundable income taxes	1,716	2,306
Deferred income taxes	6,168	6,008
Prepaid expenses and other current assets	11,780	6,717
Total current assets	350,683	282,533
Property, plant and equipment, net	144,925	145,773
Amortizing intangible assets, net	65,337	76,122
Indefinite-lived intangible assets	20,288	20,288
Goodwill	354,393	346,656
Deferred income taxes	2,626	2,933
Other assets	17,757	16,398
Total assets	$ 956,009	$ 890,703

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 11,250	$ —
Accounts payable	46,436	46,508
Income taxes payable	2,003	—
Deferred income taxes	588	613
Accrued expenses	48,384	44,681
Total current liabilities	108,661	91,802
Long-term debt	176,250	197,500
Deferred income taxes	53,195	52,012
Other long-term liabilities	4,541	7,334
Total liabilities	342,647	348,648
Stockholders' equity:
Preferred stock	—	—
Common stock	25	24
Additional paid-in capital	366,073	344,915
Treasury stock	(1,307)	(1,232)
Retained earnings	239,448	183,990
Accumulated other comprehensive income	9,123	14,358
Total stockholders' equity	613,362	542,055
Total liabilities and stockholders' equity	$ 956,009	$ 890,703
CONTACT: Betsy Cowell
         VP Finance and Treasurer
         Greatbatch, Inc.
         214.618.4982
         ecowell@greatbatch.com